Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

Second Quarter Ended June 29, 2013

Revenue, EBITDA, and Cash Flow Rise as Earnings Reach $0.51 per Diluted Share

LOS ANGELES, California (August 5, 2013) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its second quarter and the six months ended June 29, 2013.

Second Quarter 2013 Highlights

•	Sales were $191.5 million, up 3.7% versus the second quarter of 2012

•	The Company reported net income of $5.5 million, or $0.51 per diluted share

•	Adjusted EBITDA for the quarter was $22.2 million –11.6% of revenue

•	Cash flow from operations was $13.1 million; Ducommun also made another voluntary principal prepayment of $7.5 million on its term loan during the quarter

•	The Company’s firm backlog as of June 29, 2013 was $632 million

“Ducommun posted strong results this quarter reflecting both top line growth and solid margins,” said Anthony J. Reardon, chairman, president and chief executive officer. “Revenue benefitted from robust commercial aerospace demand and increased shipments within our defense technologies operations, underscoring the breadth of our integrated solutions and unique applications. We also paid down an additional $7.5 million of debt, as the Company made further strides de-leveraging by improving working capital and driving cash flow.

“In our non-A&D end markets, however, sales fell once again, and we experienced soft bookings. In this regard, we have developed a comprehensive strategy utilizing the full engineering and manufacturing capabilities of the Company to expand our non-A&D product portfolio, with an eye to restoring growth heading into 2014. Despite these challenges, we made great strides this quarter as we continued to improve asset utilization, operating cash flow, and build a stronger Ducommun.”

Second Quarter Results

Net sales for the second quarter of 2013 increased 3.7% to $191.5 million, versus $184.7 million for the second quarter of 2012. The higher revenue reflected increases in the Company’s aerospace and defense end markets, partially offset by lower sales within the Company’s non-aerospace and defense (“non-A&D”) markets.

Net income for the second quarter of 2013 was $5.5 million, or $0.51 per diluted share, compared to $5.5 million, or $0.52 per diluted share, in the second quarter of 2012; the 2012 results included a state tax benefit of $0.15 per diluted share. Pre-tax income increased in the second quarter of 2013 as a result of higher operating income and lower interest expense.

Operating income for the second quarter of 2013 was $15.0 million, or 7.9% of revenue, compared to $14.0 million, or 7.6% of revenue, in the comparable period last year. Adjusted EBITDA for the second quarter of 2013 was $22.2 million, or 11.6% of revenue, compared to $21.3 million, or 11.6% of revenue, for the comparable period last year. Interest expense declined to $7.4 million in the second quarter of 2013, compared to $8.2 million in the previous year’s second quarter, as the Company continued to de-lever its balance sheet.

Cash flow generated from operations during the second quarter of 2013 was $13.1 million, compared to $10.5 million in the prior year’s second quarter. The higher cash provided by operating activities in the second quarter of 2013 reflects improved working capital management and project timing.

Ducommun AeroStructures (DAS)

The Company’s DAS segment reported net sales for the second quarter of $84.0 million, compared to $76.9 million in the prior-year period. Revenue increased 9.2% primarily due to higher sales of large commercial aircraft products, reflecting build rates, partially offset by lower sales of regional aircraft products and commercial helicopter products.

DAS segment operating income was $9.5 million, or 11.3% of revenue, compared to $7.6 million, or 9.9% of revenue, in the second quarter of 2012. The higher operating margin primarily reflects improved mix and operating leverage. EBITDA was $11.9 million for the quarter, or 14.2% of revenue, compared to $9.8 million, or 12.8% of revenue, for the comparable quarter in the prior year.

Ducommun LaBarge Technologies (DLT)

The Company’s DLT segment reported net sales for the second quarter of $107.5 million, compared to $107.8 million in the second quarter of 2012. The defense electronics and commercial aerospace revenue increased 16.5%, offset by a 25.8% decline in the segment’s non-A&D revenue.

DLT’s operating income for the second quarter of 2013 was $11.2 million, or 10.5% of revenue, compared to operating income of $10.5 million, or 9.7% of revenue, in the 2012 second quarter. The increase was primarily due to a richer product mix and the realization of cost synergies achieved following the integration of LaBarge. EBITDA was $15.9 million in the quarter, or 14.8% of revenue, compared to $15.2 million, or 14.1% of revenue, in the comparable quarter of the prior year.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the second quarter of 2013 were $5.7 million, or 3.0% of revenue, up from $4.0 million, or 2.2% of revenue, in the prior-year period, due to a workers’ compensation insurance payroll audit charge of $0.6 million and $0.4 million in higher professional fees.

Year to Date Results

Net sales for the first six months of 2013 were $367.4 million versus $369.0 million for the same period of 2012. Revenue reflected growth in the defense technology and commercial aerospace end markets, offset by softness in the Company’s non-A&D markets.

Net income for the first six months of 2013 was $9.2 million, or $0.86 per diluted share, compared to $7.9 million, or $0.75 per diluted share, for the comparable period of 2012. Pre-tax income for the first six months of 2013 increased as the impact of somewhat lower net sales and operating margin were more than offset by lower interest expense. Diluted earnings per share for the six-month period of 2013 included a federal research and development tax benefit of $0.28 per diluted share while the 2012 period included no such benefit. The six-month period of 2012 included a state tax benefit of $0.15 per diluted share.

The effective tax rate for the six months ended June 29, 2013 included $2.0 million of 2012 federal research and development tax credit benefits recognized in the first quarter of 2013. The Company recognized total federal research and development tax credit benefits of $2.5 million and $0.5 million in the first quarter and second quarter of 2013, respectively. The Company expects to continue to recognize approximately $0.5 million per quarter for these benefits throughout 2013. The effective tax rate for the six months ended June 30, 2012 included no federal research and development tax credit benefits. The effective tax rate for the six months ended June 30, 2012 included a state tax benefit of $1.6 million as a result of the 2011 acquisition of LaBarge.

Operating income for the first six months of 2013 was $25.3 million, or 6.9% of revenue, compared to $25.9 million, or 7.0% of revenue, for the comparable period last year. Operating margin decreased due to higher SG&A costs for a one-time charge of $0.5 million related to the debt repricing and professional fees.

Adjusted EBITDA for the first six months of 2013 was $39.5 million, or 10.8% of revenue, compared to $40.4 million, or 10.9% of revenue, for the comparable period last year. Interest expense declined to $15.3 million in the year-to-date period of 2013, compared to $16.5 million in the prior-year period as the Company continued to de-lever its balance sheet.

During the first six months of 2013, the Company generated $6.9 million of cash from operations compared to $5.7 million in the prior-year period. The higher cash provided by operating activities in the first six months of 2013 reflected improved working capital management and higher net income and certain timing differences.

Ducommun AeroStructures (DAS)

The Company’s DAS segment reported net sales for the first six months 2013 of $156.7 million, compared to $151.2 million in the prior-year period. The 3.7% increase in revenue was due to higher sales of large commercial aircraft products, partially offset by lower sales of military helicopter products.

DAS segment operating income was $16.1 million, or 10.3% of revenue, compared to $14.2 million, or 9.4% of revenue, in the same period of 2012. The higher operating margin primarily reflects improved product mix and operating efficiencies. EBITDA was $20.9 million for first six months, or 13.3% of revenue, compared to $18.5 million, or 12.2% of revenue, for the prior-year period.

Ducommun LaBarge Technologies (DLT)

The Company’s DLT segment reported net sales for the first six months of 2013 of $210.7 million, down 3.3% from $217.9 million in the prior-year period. Defense electronics and commercial aerospace revenue increased 14.1%, offset by a 28.8% decline in the segment’s non-A&D revenue.

DLT’s operating income for the first six months of 2013 was $19.2 million, or 9.1% of revenue, compared to $18.8 million, or 8.6% of revenue, in the comparable period of 2012. The increase in operating margin was primarily due to a richer product mix and the realization of cost synergies achieved following the LaBarge acquisition. EBITDA was $28.5 million, or 13.5% of revenue, compared to $28.2 million, or 13.0% of revenue, in the prior-year period.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the first half of 2013 were $10.0 million, or 2.7% of revenue, up from $7.1 million, or 1.9% of revenue, in the prior-year period. CG&A expenses increased in 2013 primarily due to higher benefit costs, a workers’ compensation insurance payroll audit charge, expenses related to the Company’s debt repricing transaction and certain professional fees.

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, August 5, 2013 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-415-3179 (international 857-244-7322) approximately ten minutes prior to the conference time stated above. The participant passcode is 66505373. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 65005492.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the

Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

	Joseph P. Bellino	or	Chris Witty
	Vice President, Treasurer and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net Sales	$191,472	$184,705	$367,387	$369,048
Cost of Sales	154,156	148,754	297,218	298,626

Gross Profit	37,316	35,951	70,169	70,422
Selling, General and Administrative Expenses	22,273	21,939	44,824	44,551

Operating Income	15,043	14,012	25,345	25,871
Interest Expense	7,442	8,234	15,265	16,473

Income Before Taxes	7,601	5,778	10,080	9,398
Income Tax Expense	2,097	271	869	1,501

Net Income	$5,504	$5,507	$9,211	$7,897

Earnings Per Share
Basic earnings per share	$0.52	$0.52	$0.87	$0.75
Diluted earnings per share	$0.51	$0.52	$0.86	$0.75
Weighted-Average Number of Common Shares Outstanding
Basic	10,648	10,582	10,624	10,565
Diluted	10,790	10,582	10,731	10,565
Gross Profit %	19.5%	19.5%	19.1%	19.1%
SG&A %	11.6%	11.9%	12.2%	12.1%
Operating Income %	7.9%	7.6%	6.9%	7.0%
Net Income %	2.9%	3.0%	2.5%	2.1%
Effective Tax Rate	27.6%	4.7%	8.6%	16.0%

DUCOMMUN INCORPORATED AND SUBSIDARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 29, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$33,510	$46,537
Accounts receivable, net	105,577	97,300
Unbilled receivables	4,093	3,556
Inventories	148,906	148,318
Production cost of contracts	19,049	17,960
Deferred income taxes	7,016	10,459
Other current assets	13,912	10,441

Total Current Assets	332,063	334,571
Property and Equipment, Net	95,602	98,383
Goodwill	161,940	161,940
Intangibles, Net	170,911	176,356
Other Assets	12,310	13,824

Total Assets	$772,826	$785,074

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$3,033	$3,042
Accounts payable	50,864	52,578
Accrued liabilities	48,392	52,716

Total Current Liabilities	102,289	108,336
Long-Term Debt, Less Current Portion	347,690	362,702
Deferred Income Taxes	65,980	67,808
Other Long-Term Liabilities	22,900	23,553

Total Liabilities	538,859	562,399

Commitments and Contingencies
Shareholders’ Equity
Common stock	108	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	68,211	66,475
Retained earnings	174,696	165,485
Accumulated other comprehensive loss	(7,124)	(7,468)

Total Shareholders’ Equity	233,967	222,675

Total Liabilities and Shareholders’ Equity	$772,826	$785,074

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(Unaudited)

(In thousands)

	Three Months Ended					Six Months Ended
				%	%				%	%
	% Change	June 29, 2013	June 30, 2012	of Net Sales 2013	of Net Sales 2012	% Change	June 29, 2013	June 30, 2012	of Net Sales 2013	of Net Sales 2012
Net Sales
DAS	9.2%	$83,992	$76,890	43.9%	41.6%	3.7%	$156,697	$151,177	42.7%	41.0%
DLT	(0.3)%	107,480	107,815	56.1%	58.4%	(3.3)%	210,690	217,871	57.3%	59.0%

Total Net Sales	3.7%	$191,472	$184,705	100.0%	100.0%	(0.5)%	$367,387	$369,048	100.0%	100.0%

Segment Operating Income
DAS		$9,502	$7,574	11.3%	9.9%		$16,133	$14,165	10.3%	9.4%
DLT (2)		11,242	10,486	10.5%	9.7%		19,176	18,788	9.1%	8.6%

		20,744	18,060				35,309	32,953
Corporate General and Administrative Expenses (1) (2) (3)		(5,701)	(4,048)	(3.0)%	(2.2)%		(9,964)	(7,082)	(2.7)%	(1.9)%

Total Operating Income		$15,043	$14,012	7.9%	7.6%		$25,345	$25,871	6.9%	7.0%

EBITDA (1)
DAS
Operating Income		$9,502	$7,574				$16,133	$14,165
Depreciation and Amortization		2,438	2,241				4,765	4,297

		11,940	9,815	14.2%	12.8%		20,898	18,462	13.3%	12.2%
DLT
Operating Income		11,242	10,486				19,176	18,788
Depreciation and Amortization		4,660	4,732				9,323	9,429

		15,902	15,218	14.8%	14.1%		28,499	28,217	13.5%	13.0%
Corporate General and Administrative Expenses
Operating Loss		(5,701)	(4,048)				(9,964)	(7,082)
Depreciation and Amortization		42	30				85	81

		(5,659)	(4,018)				(9,879)	(7,001)

EBITDA		$22,183	$21,015				$39,518	$39,678

Adjusted EBITDA
Merger-related expenses (2)		$—	$328				$—	$695

Adjusted EBITDA		$22,183	$21,343	11.6%	11.6%		$39,518	$40,373	10.8%	10.9%

Capital Expenditures
DAS		$1,495	$1,829				$3,049	$4,286
DLT		1,128	2,012				2,180	4,449
Corporate Administration		18	5				24	28

Total Capital Expenditures		$2,641	$3,846				$5,253	$8,763

(1)	Includes costs not allocated to either the DLT or DAS operating segments.
(2)

The three- and six-month periods of 2012 include merger-related transaction costs of $0.1 million and $0.3 million, respectively, in Corporate General and Administrative Expenses and $0.2 million and $0.4 million, respectively, in DLT resulting from a change in control provision for certain key executives and employees arising in connection with the acquisition of LaBarge Inc. in June 2011.

(3)

The three- and six-month periods of 2013 include $0.9 million and $1.1 million, respectively, of workers’ compensation insurance expenses included in gross profit and not allocated to the operating segments. The three- and six-month periods of 2012 include $0.4 million and $0.6 million, respectively, of workers’ compensation insurance expenses included in gross profit and not allocated to the operating segments.